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                                                                    Exhibit 10.2

                          FUTURE INVESTMENTS AGREEMENT

                                     BETWEEN

                      EMPRESA NACIONAL DE ELECTRICIDAD S.A.

                                       AND

                 COMPANIA NACIONAL DE TRANSMISION ELECTRICA S.A.

In Santiago de Chile, on October 23, 2000, between EMPRESA NACIONAL DE ELECTRICIDAD S.A., hereinafter ENDESA, represented by its General Manager, Mr. Hector Lopez Vilaseco, both with domicile in Santiago, Santa Rosa 76, floor 17, and COMPANIA NACIONAL DE TRANSMISION ELECTRICA S.A., hereinafter TRANSELEC, represented by its General Manager, Mr.Guillermo Espinosa Ihnen, both with domicile in Santiago, Santa Rosa No. 76, floor 9, the following has been agreed:

ONE : BACKGROUND

Under Chilean electricity legislation, any interested party may invest in transmission if it has the required permission and authorization.

ENDESA's main business line is the generation and commercialisation of electric energy, while TRANSELEC's is the transmission of electric energy.

ENDESA and its generating subsidiaries have entered various contracts with TRANSELEC covering the payment for the use of transmission facilities, by means of basic and additional tolls, and rentals in accordance with the legal provisions in force.

Aiming at the enhancement of its main business line, ENDESA is interested in the realization of certain investments in and expansions of transmission capacities, which will be connected to TRANSELEC facilities.

TRANSELEC is interested in executing and financing the investments and expansion of the transmission capacities, mentioned in foregoing paragraph.

ENDESA and TRANSELEC have come to the understanding that it is of their mutual interest to enter this Agreement to establish a framework which will enable the development of such investments in and expansions of transmission capacity, in a coordinate manner and according to the terms and conditions set forth in this Agreement.

TWO : PURPOSE

The purpose of this Agreement is to establish the bases and agreements that shall govern the business relations between the parties with respect to new transmission investments.

THREE : FORTHCOMING INVESTMENTS RELATED TO POWER STATIONS AND TO CLIENTS

The parties agree that the forthcoming works ENDESA requires for meeting the future transmission demand, shall be subject to this Agreement:


                                               Agreement Future Investment - 1 -

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o     Expansions of the trunk system required by the commissioning of Ralco
o     Reinforcements associated with Taltal's northern transmission system.
o     Expansions of the 220 kV and 154 kV system related to the supply of CGE.
o     Expansion of the Quillota - Polpaico segment.

For reference, the Annex to this Agreement includes a summary of these projects, their lead time and estimated investment requirement. Also included is a plate of each individual work with a breakdown detailing the required works and estimated investment. This Annex, signed by the parties, is understood to be integral part of this Agreement for all legal effects.

FOUR : PROCEDURE FOR THE EXECUTION OF WORKS

Letter of Intention: For each project and whenever deemed appropriate, ENDESA shall send TRANSELEC a Letter of Intention about the development of the project, for their joint determination of the general conditions of the undertaking. These general conditions refer to the identification of the engineering studies, environmental and other permits, identification, scope, and modalities of the bidding that may be required, and on the whole, each and every task to be identified in order to prepare a provisional schedule of the various activities, so to enable the control of the project's advance. This "intention stage" also includes the understanding regarding the frequency and quantity of information the parties shall exchange during the execution of the project, such as progress reports, cost and expense statements, etc.

Furthermore, also required during this "intention stage" are the characteristics of the projects' basic design. Set forth in the first place is that project designs have to meet the standards set by comparable TRANSELEC facilities, as well as the service safety criteria of the trunk system's facilities. In the event of disagreements regarding this matter, the parties shall resort to an independent expert, who shall settle the issue. Such criteria of design, quality and safety of the equipment shall also be applied to all other decisions during the stage of project execution, no matter who the project executor is.

Order to Proceed: Once an agreement has been reached regarding the general conditions, ENDESA shall send TRANSELEC an Order to Proceed, so that this latter one materialises the activities, which were identified during the previous intention stage, until the conclusion and placing into service of the work. With this Order to Proceed TRANSELEC shall initiate the corresponding cost record.

TRANSELEC shall issue a tender for bidding for the different activities to be carried out, according to the items agreed in the intention stage, unless otherwise agreed with ENDESA. The purpose of the bidding is that the cost definition process reveals the technical and economic market conditions. The call for bids shall be open to all bidders and suppliers the parties may propose, provided they are competent and technically qualified. For the award of each contract, TRANSELEC shall analyze the offers and the parties, by mutual consent shall award it; in the event of dissension, ENDESA opinion shall prevail.

During this stage of execution, TRANSELEC shall periodically inform ENDESA about the progress of the work, the expenses defrayed and specially about the estimated date of commissioning so to adopt the necessary measures in case of anticipated difficulties or delays. Given the type of agreement and execution of the projects, and regardless of TRANSELEC's commitment to deploy its best efforts to meet the terms, TRANSELEC shall not be liable for the fulfilment of target dates or continent delays. In the event contracts are charged with penalties on account of belatedness or delay, such penalties shall be recorded to be discounted from the project's direct costs when these are determined.

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Execution by ENDESA: If during the intention stage a sufficient degree of agreement has not been reached regarding the feasibility of execution of the project within the stipulated time frame, ENDESA may chose to execute the work itself assuming the complete project management, and inform TRANSELEC in writing about such decision. Such an arrangement may be adopted by mutual consent of the parties for the execution of one particular project. In the event of such arrangement, ENDESA as project executor shall be bound to the same terms as TRANSELEC, in such matters as information and project progress reports. The same is applicable to the bidding procedures if ENDESA is the project executor. ENDESA also commits itself to inform TRANSELEC about all costs defrayed and bids awarded. Given the fact that TRANSELEC will be the owner of the new facilities, and that it has to finance the same, a method of payment shall be established by which TRANSELEC must pay ENDESA the costs defrayed at presentation of the respective Expense Statements, while ENDESA commits itself to report all costs that correspond to the project's direct investment cost. ENDESA shall collect overhead expenses according to the manner detailed in following clause FIVE. With respect to the securing iof environmental clearance, applications for concessions, and other permits that may be required, and the easement negotiations in the case of transmission lines, ENDESA shall obtain these so that the holder of the rights obtained is TRANSELEC. ENDESA may delegate the complete or part of the project to any one of its subsidiaries or to third parties, informing TRANSELEC about such delegation. Furthermore, ENDESA may delegate the execution of some activities to TRANSELEC itself, if this latter party agrees to undertake such delegation.

In consequence, whatever manner of project execution is adopted, be it TRANSELEC, ENDESA or a third party in charge of the project execution, TRANSELEC commits itself to fund the works and logically will be the owner of the facilities.

The parties state that they shall loyally and in good faith carry through the negotiations and transactions and deploy their best efforts to conclude with all possible speed the contractual matters and operations in each and every undertaking under this Agreement.

FIVE : PAYMENTS ASSOCIATED WITH FUTURE INVESTMENTS

The works listed in the Annex and their modifications will be owned by TRANSELEC, and TRANSELEC shall collect from ENDESA the payments detailed under clause FIVE.

For each individual investment detailed in the Annex and any modification, TRANSELEC and ENDESA shall jointly determine the New Replacement Value of these works (VNR^1), based on all costs actually disbursed for materialising these (direct cost), plus financial expenses (adjusted according to the mean financing rate of TRANSELEC), plus overhead. Overhead charges shall amount to 7% of direct costs in every case. The VNR^1 shall be the result of aforementioned amount plus a 0.75% surcharge as operating capital.

In the case of works under this Agreement, which involve a reconversion of existing facilities (for instance, change of voltage or conductor) the original VNR of the facility (VNR^0) will be increased by adding the VNR^1 as determined according to the foregoing paragraph to determine the new contractual VNR contractual (VNR^C) of the segment to which the facility belongs.

The contractual VNR, VNR^C = VNR^0 +VNR^1, shall be estimated as approximately as possible at the date of commissioning and immediately be applied provisionally. Within eight months at the most from the date of commissioning, the parties, by mutual consent, will determine the definitive VNR^C and settle accounts in relation to the provisionally estimated value.

Based on the VNR^C an annuity at a 30-year term shall be calculated with an annual rate of 10% (AVNR^C), in order to determine the annual payments associated with the VNR^C to be paid by ENDESA.

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In the special case of the new investment for static condenser banks, a 15-year annuity at a 15-year term and 10% shall be applied.

Operating and Maintenance costs (CO&M) associated with the investments shall be paid by ENDESA. These CO&M values shall be determined applying the procedure TRANSELEC is using at the date of commissioning of the facility under the most recent contract TRANSELEC entered with ENDESA or with any of ENDESA's subsidiaries, in which CO&Ms were determined for similar facilities.

Thus, annual payments shall be equal to AVNR^C + CO&M; such value shall be maintained constant, except for the corresponding indexation. The indexation formula shall correspond to that used in the same contract for determining the CO&Ms.

ENDESA commits itself to pay the resulting complete annuity during the fixed term of twelve years from the commissioning of each project, after which the facilities shall be part of the existing assets. In consequence, the general procedures used for any user shall be applied for estimating ENDESA's and ENDESA subsidiaries' payments.

During aforementioned period of 12 years, TRANSELEC shall inform ENDESA, if appropriate, the participation of third parties, other than ENDESA, in the payment for the use of the segments that are part of the new facilities. Whatever tolls TRANSELEC recovers from third parties during such periods of time, under the electricity legislation in force, shall be discounted by TRANSELEC from ENDESA's payables; thus TRANSELEC shall receive for such facilities only 100% of the annuity AVNR^C + CO&M established by the Contract. Likewise and if appropriate, for the settlement of tariff revenues, the complement to 100% of the sum of the pro-rata of third parties considered for the discount of the AVNR^C +CO&M, shall enter into the accounts as pro-rata that corresponds to ENDESA.

The payments to be made by ENDESA shall be set forth in a separate contract to be entered by the parties to that end with respect to each project as detailed in the Annex.

In no case shall a pause arise in the payments that ENDESA makes to TRANSELEC. In the event of methodological or regulatory imprecision, the monthly payments shall continue to be made based on the contracts in force, in a provisional manner subject to be adjusted as soon as the issue is solved by the consensus of the parties or in accordance with the procedure set forth in Clause SEVEN. The differences, if any, shall be paid by the debtor party, with the current interest for non-indexed operations at more or less than 90 days within 30 days at the most from the date of the consensus or the arbiter's award.

SIX : OTHER REQUIREMENTS OF TRANSMISSION SYSTEMS

Should ENDESA require further transmission investments for domestic systems or international connections, the corporation shall prioritize their materialisation by TRANSELEC in accordance with the modus operandi accepted for the facilities under this Agreement or any other similar procedure.

In this way, the parties may agree other investments, which shall be carried out and paid according to the manner attuned to each individual case. In the event of non-agreement with respect to such conditions, ENDESA may materialize them by the means it sees fit.

ENDESA and TRANSELEC place on record that foregoing paragraphs cannot be applied to the injection line, which is required to connect the Ralco station with the trunk system at substation Charrua, which shall be implemented directly by ENDESA. The parties may decide to transfer that line to TRANSELEC, once the facility has been placed into operation.

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SEVEN : CONTROVERSIES

Any controversy between the contracting parties that might arise with respect to the purport, fulfilment or non-fulfilment of this Agreement and its application, shall be solved by mixed arbitration, that is, arbitrator for the procedure and arbiter rendering the award, who shall be the absolute and final judge, save Remedy of Complaint.

Such arbitrator shall be designed by the parties' common consent within a period of not over three days from the communication in writing of any one of the contractual parties to the other one, formally stating its intention to resort to arbitration and, in the event of disagreement, to the Regular Courts of Justice. In that case, the appointment must necessarily fall upon attorney at law who is or has been during at least 3 years a member of the 1st Court of Appeals or of the Supreme Court, or is or has been during at least five years a Senior Lecturer of Civil, Adjective or Commercial Law at any Faculty of Law of the Catholic University of Chile, University of Chile or Catholic University of Valparaiso.

Once arbitration is convened, the arbitrator must decide, as the first measure, within a term of 60 days, the amount that ENDESA shall provisionally continue paying TRANSELEC, if appropriate, until such time as the controversy is ultimately resolved.

EIGHT : COPIES

This Contract is signed in four (4) original copies, two (2) of which are left in the possession of TRANSELEC and two in the possession of ENDESA.

NINE : LEGAL RESIDENCE

For all effects whatever these may be, the parties set the city of Santiago de Chile as their legal residence.

     /s/ Hector Lopez Vilaseco           /s/ Guillermo Espinosa Ihnen
        Hector Lopez Vilaseco              Guillermo Espinosa Ihnen
           General Manager                      General Manager
                ENDESA                             TRANSELEC